Supplement dated February 2, 2022	Filed pursuant to Rule 424(b)(2)
to Pricing Supplement dated January 28, 2022,	Registration Statement No. 333- 257113
Stock-Linked Underlying Supplement dated September 2, 2021,
Prospectus Supplement dated September 2, 2021 and Prospectus dated
September 2, 2021 (together, the “Note Prospectus”)

Canadian Imperial Bank of Commerce

Notes Linked to Raymond James Analysts’ Best Picks® due February 6, 2023

CUSIP: 136071DH7

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, CIBCWM or any of our other affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Price for each Reference Stock was defined in the final pricing supplement dated January 28, 2022 (the “Final Pricing Supplement”) as the arithmetic average of its Closing Price on each Averaging Date, excluding any scheduled Averaging Date on which a Market Disruption Event occurs. The Averaging Dates are January 28, 2022, January 31, 2022, February 1, 2022 and February 2, 2022.

The following table sets forth the Initial Price of each Reference Stock:

Reference Stocks	Initial Prices (rounded to four decimal places)
Advance Auto Parts, Inc. (AAP)	$232.8025
Bloomin' Brands, Inc. (BLMN)	$20.2675
Cadence Bank (CADE)	$31.1425
Chubb Limited (CB)	$200.3925
Cognex Corporation (CGNX)	$65.6825
Cushman & Wakefield PLC (CWK)	$21.0575
Darling Ingredients Inc. (DAR)	$63.5825
D.R. Horton, Inc. (DHI)	$88.8925
Encompass Health Corporation (EHC)	$62.1400
The Estée Lauder Companies Inc. (EL)	$312.4425
EngageSmart, Inc. (ESMT)	$21.5700
Diamondback Energy, Inc. (FANG)	$129.0150
Forward Air Corporation (FWRD)	$107.6375
Microchip Technology Incorporated (MCHP)	$76.7575
Public Storage (PSA)	$361.2000
The Scotts Miracle-Gro Company (SMG)	$146.4275
TD SYNNEX Corporation (SNX)	$104.1900
Switch, Inc. (SWCH)	$25.3925
WESCO International, Inc. (WCC)	$122.5825
Wintrust Financial Corporation (WTFC)	$98.3450

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Additional Risk Factors” sections beginning on page PS-9 of the Final Pricing Supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated January 28, 2022:
https://www.sec.gov/Archives/edgar/data/1045520/000110465922009616/tm221391d85_424b2.htm

•	Underlying supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112449/tm2123981d22_424b5.htm

•	Prospectus supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.